Exhibit 3.5

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:50 PM 10/07/2009
FILED 12:50 PM 10/07/2009
SRV 090916907 — 2721671 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BRIGHAM EXPLORATION COMPANY
Brigham Exploration Company, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of the Corporation has approved the adoption of resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the “Amendment”), declaring said Amendment to be advisable and directing that said Amendment be considered by the stockholders of the Corporation entitled to vote thereon. The resolution setting forth the proposed amendment is as follows:
NOW, THEREFORE BE IT RESOLVED, that subject to stockholder approval of the Amendment, the first paragraph of the Fourth Article of the Certificate of Incorporation of the Company shall be amended and restated to read in its entirety as follows (with the remainder of the Fourth Article to remain unchanged):
“FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 190,000,000 shares, consisting solely of 10,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), and 180,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”).”
RESOLVED FURTHER, that, subject to the approval of the Amendment by the stockholders of the Company, the proper officers of the Company are hereby severally authorized to execute and file a Certificate of Amendment reflecting the Amendment with the Secretary of State of Delaware, to be effective upon such filing.
SECOND: That during the October 7, 2009 special meeting of the stockholders, the stockholders of the Company voted to approve the Amendment.
THIRD: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Brigham Exploration Company has caused this certificate to be signed by its duly authorized officer on this 7th day of October, 2009.

BRIGHAM EXPLORATION COMPANY
By:	/s/ Ben M. Brigham
	Name:	Ben M. Brigham
	Title:	Chief Executive Officer, President and Chairman of the Board